                                 GOLD KIST INC.

                          AMENDED AND RESTATED BY-LAWS

                               (OCTOBER 28, 1993)

                               TABLE OF CONTENTS

                                                                PAGE
                                                               ------

ARTICLE I - NAME OF CORPORATION AND PURPOSE                      1

ARTICLE II - BOARD OF DIRECTORS

Section 1(a)  Number of Directors                                1
Section 1(b)  Districts                                          1
Section 1(c)  Redistricting                                      1
Section 2     Qualification of Directors                         1
Section 3(a)  Classification and Term of Office of Directors     2
Section 3(b)  Method of Election                                 2
Section 4     Vacancies                                          2
Section 5     Regular Meetings of Directors                      2
Section 6     Special Meetings of Directors                      2
Section 7     Notice of Meetings                                 2
Section 8     Quorum                                             3
Section 9     Compensation                                       3
Section 10    Nonemployment of Relatives of Board Members        3
Section 11    Directors Emeritus                                 3

ARTICLE III -  POWERS OF DIRECTORS                               3

ARTICLE IV - DUTIES OF DIRECTORS                                 4

ARTICLE V - DUTIES AND POWERS OF MANAGEMENT
              EXECUTIVE COMMITTEE                                4

ARTICLE VI - OFFICERS                                            4

ARTICLE VII - DUTIES OF OFFICERS                                 5

Section 1   Chairman of the Board and
              Vice Chairman of the Board                         5
Section 2   Chief Executive Officer                              5
Section 3   President                                            5
Section 4   Vice Presidents                                      5
Section 5   Secretary and Treasurer                              5



Section 6   Assistant Secretary and Assistant Treasure            6

ARTICLE VIII - BOARD OF DIRECTORS EXECUTIVE  COMMITTEE            6

ARTICLE IX - AUDIT                                                6

Section 1   Annual Audit                                          6
Section 2   Audit Committee                                       6

ARTICLE X -  BOOKS AND PAPERS                                     6

ARTICLE XI - MEETINGS - MEMBERS
Section 1   Annual Meetings                                       6
Section 2   Special Meetings                                      6
Section 3   Notice of Meeting                                     7
Section 4   Quorum                                                7
Section 5   No Proxy                                              7
Section 6   One Vote                                              7

ARTICLE XII - GENERAL PROVISIONS CONCERNING MEMBERS

Section 1   Members - Who Eligible                                7
Section 2   Conditions of Membership                              7
Section 3   Capital Stock                                         8
Section 4   Evidence of Membership                                8
Section 5   Termination of Membership                             8
Section 6   Property Rights                                       9
Section 7   Disputes Between Gold Kist and Members: Remedies      9
Section 8   Members' Charitable Foundation                       10

ARTICLE XIII - BORROWING MONEY                                   10

ARTICLE XIV - MARKETING AND POOLS                                10

ARTICLE XV -  SEAL                                               10

ARTICLE XVI - LIABILITY OF MEMBERS                               11

ARTICLE XVII - COOPERATIVE OPERATION; PATRONS' EQUITIES

Section 1   Definitions                                          11
Section 2   Cooperative Operation                                12
Section 3   Tax Consent                                          12
Section 4   Computation of Patronage Earnings                    12
Section 5   Distribution of Patronage Dividends                  13
Section 6   Patronage Dividend Certificates                      13



Section 7   Allocated Reserves                            13
Section 8   Nonqualified Notices                          14
Section 9   Individual Redemptions                        14
Section 10  Subordination of Patronage Dividends          15
Section 11  Additional Patronage Distributions            15
Section 12  Losses                                        15
Section 13  DeMinimus Redemptions                         15


ARTICLE XVIII - STOCK

Section 1   Certificates                                  15
Section 2   Lost, Destroyed or Stolen Stock Certificates  15

ARTICLE XIX - DISSOLUTION                                 16

ARTICLE XX -  INDEMNIFICATION                             16
ARTICLE XXI - AMENDMENTS                                  17

                                OCTOBER 28, 1993

                                    BY-LAWS
                                       OF
                                 GOLD KIST INC.

                                   ARTICLE I

Gold Kist Inc. may be hereinafter referred to as "Gold Kist."

  The purposes for which Gold Kist is formed are set forth in the Articles of Incorporation of Gold Kist.

                                   ARTICLE II
                               BOARD OF DIRECTORS

  Section 1(a). NUMBER OF DIRECTORS. The corporate powers, business and property of Gold Kist shall be exercised, conducted and controlled by a Board of not less than nine (9) directors.

  Section 1(b). DISTRICTS. For the purpose of providing equitable representation of the members on the Board of Directors, the territory served by Gold Kist shall be divided into Districts. One director shall be elected from each District. The number of such Districts and the areas to be contained in each District shall be determined from time to time by the Board of Directors as provided herein, and recorded in the minutes of the meetings of the Board of Directors.

  Section 1(c). REDISTRICTING. The Board of Directors shall determine from time to time, but shall not be required to do so more often than once every three years, when it is necessary to redistrict the territory served by Gold Kist in order to maintain equitable representation of the members on the Board. Whenever the Board shall determine that such redistricting is necessary, at least twenty (20) days prior to the primary elections hereinafter provided, the Board of Directors, by a majority vote, shall designate the number of such Districts and the counties or other areas to be included in each such District. Such redistricting shall be accomplished in such a manner as not to cause any District Director whose term has not expired to become disqualified by reason of the residence requirement provided in Section 2 below.

  Section 2. QUALIFICATIONS OF DIRECTORS. In addition to the qualifications otherwise imposed by the law, the Articles of Incorporation and these By-Laws, the directors shall possess the following qualifications:


   (1) A director shall be a member of Gold Kist residing in the District from which he is elected.

   (2) No person shall be eligible for election or for re-election as a member of the Board of Directors after reaching his seventieth (70th) birthday.

  Any director who during his term fails to continue to meet the qualifications to serve as a director set forth in this Section 2, other than a change in District residency resulting from redistricting, shall cease to be a member of the Board of Directors upon the passage of a resolution to such effect by a majority of the remaining members of the Board of Directors.


  Section 3(a). CLASSIFICATION AND TERM OF OFFICE OF DIRECTORS. The Board of Directors shall be divided into three (3) classes which shall be as nearly equal in number as possible. Directors within each class shall be elected every third year on a rotating basis. Unless a director's elected term of office is shortened by the Board in order to equalize the classes, each director in such class shall be elected to hold office until the third succeeding annual meeting of members and, except in the case of death, resignation, retirement or disqualification, shall serve until a successor has been elected and qualified.

  Section 3(b). METHOD OF ELECTION. A primary election shall be held annually in each District in which a vacancy in the Board of Directors will occur, not less than ten (10)days prior to the regular annual meeting of the members, which primary election shall be conducted by mail under rules and regulations prescribed by the Board of Directors, under the following plan:

  The Secretary shall cause to be mailed to each active member in the District at his last known address, a nomination ballot providing for the nomination of one person by each member, to be the director for that District. The nomination ballots shall be mailed by the members voting to the Election Committee.

  The Board of Directors shall appoint an Election Committee which shall count the ballots. If any person receives a majority of the votes cast, then that person shall be the nominee for that District. If no person receives a majority of the votes cast, then the Secretary shall cause a ballot to be sent to each of the members of the District, which ballot shall bear the names of the two (2) persons receiving the highest number of votes in the primary election. Members shall then vote between the two names on the ballot sent out by the Secretary, which ballot shall be mailed to the Election Committee, and counted by the Election Committee, and the person receiving the highest number of votes shall be the nominee for the District. The nominee for each District shall be deemed elected as the director for such District, and his election shall be ratified at the next regular meeting of Gold Kist.

  Section 4. VACANCIES. Whenever a vacancy occurs in the Board of Directors, other than by expiration of term, such vacancy shall be filled by a majority
vote of the remaining directors.   The new director shall hold office for the
remainder of the term for which his predecessor had been elected and qualified, or for a shorter term designated by the Board, but in either case such election must be ratified at the next regular meeting of the membership of Gold Kist. Any director who ceases to be a member of Gold Kist shall cease to be a member of the Board as soon as the majority thereof passes a resolution to such effect, as provided by law.

  Section 5. REGULAR MEETINGS OF DIRECTORS. Regular meetings of the Board of Directors shall be held immediately after each Annual Meeting of the members and the Board of Directors may schedule other regular meetings to occur as determined by resolutions adopted by the Board of Directors from time to time.

  Section 6. SPECIAL MEETING OF DIRECTORS. A special meeting of the Board of Directors shall be held whenever called by the Chairman or by a majority of the directors. Unless otherwise specified in the call for the meeting, any and all business may be transacted at a special meeting. Each call for a special meeting shall be in writing, signed by the person or persons making the same, addressed and delivered to the Secretary, and shall state the time and place of such meeting.

  Section 7. NOTICE OF MEETINGS. No notice shall be required for any regular annual meeting or any regular meeting scheduled by the Board of Directors. Notice of each special meeting of the directors setting forth the time, place and purpose of the meeting, shall be mailed to each director, at his last known address, at least five (5) days prior to the time of such meeting, or may be given by telegraph, telephone or in person at least three (3) days prior to the time of such meeting.

  Section 8. QUORUM. A majority of the directors then in office shall constitute a quorum of the Board of Directors at all meetings.

  Section 9. COMPENSATION. The directors shall be compensated for their services hereunder, and reimbursed for their expenses, as determined by the Board of Directors from time to time.

  Section 10. NONEMPLOYMENT OF RELATIVES OF BOARD MEMBERS. No close relative of any member of the Board of Directors shall be employed in any capacity by Gold Kist. A close relative means a husband or wife or a person related as child, parent, brother, sister, by blood, adoption or marriage, and shall include in-laws within such categories.

 Section 11. DIRECTORS EMERITUS. A person shall be named director emeritus at such time as

   (i) he might cease to be a member of the Board of Directors after reaching the age of 70.

   (ii) he might cease to be a member of the Board of Directors for health reasons after reaching the age of 65, but before reaching the age of 70, or

   (iii) he has served at least ten (10) years as a member of the Board of Directors and ceases to be a director.

  Provided a director emeritus has no conflict of interest, he shall have all the privileges of any member of the Board of Directors except that he shall not have any voting rights. A director emeritus shall be entitled to retain his designation as such and the privileges of said office until his resignation or death. There shall be no limit to the number of directors emeritus serving at any one time. Directors emeritus who shall have reached the age of sixty-five
(65) and served at least ten (10) years as members of the Board of Directors at the time they cease to be members of the Board shall be compensated in the same manner and amount as received by currently active directors, except that the annual retainer, if any, shall be reduced by 5% for each year less than twenty
(20) that they might have served as active members of the Board of Directors.

                                  ARTICLE III
                              POWERS OF DIRECTORS

 The directors shall have the power:

  (1) To conduct, manage and control the affairs and business of Gold Kist, and to make rules and regulations for the guidance of the officers and management of its affairs, and to take any such action under this Article, at a meeting held pursuant to Article II, or by unanimous written consent, or at a meeting held by conference telephone call;

  (2) To appoint and remove all officers, agents and employees of Gold Kist, prescribe their duties, fix their compensation, and may require from them bond in such form and in such amount as may be deemed necessary;

  (3) To select one or more banks to act as depository of the funds of Gold Kist and to determine the manner of receiving, depositing and disbursing the funds of Gold Kist, and the form of checks and the person or persons by whom same shall be signed, with the power to change such banks and the person or persons signing said checks and the form thereof, at will.

  (4) To join with individuals, firms, partnerships or other associations or corporations to form a non-profit cooperative association, with or without capital stock, by entering into and executing agreements of merger or consolidation with any such entities, which power shall be exercisable without prior or subsequent approval by the members of Gold Kist.

  In addition to the powers enumerated above, the directors shall have any additional powers provided by law, the Articles of Incorporation or these By-Laws.

                                   ARTICLE IV
                              DUTIES OF DIRECTORS

 It shall be the duty of the Board of Directors:

(1) To keep a complete record of all its acts and of the proceedings of its meetings, and to present a full statement at the regular annual meeting of the members, showing in detail the conditions of the affairs of Gold Kist;

(2) To cause to be installed such a system of bookkeeping and auditing that each member may know and be advised from time to time fully concerning the receipts and disbursements of Gold Kist;

(3) To appoint a Management Executive Committee, the members of which shall hold office at the pleasure of and on terms and conditions set by the Board of Directors. No member of such Management Executive Committee may serve in the double capacity of Executive Committee member and director. The Chief Executive Officer shall be Chairman of the Managemen Executive Committee.

(4)  To carry out the marketing and/or purchasing contracts of Gold Kist.

                                   ARTICLE V
              DUTIES AND POWERS OF MANAGEMENT EXECUTIVE COMMITTEE

  The Management Executive Committee, under the direction of the Board of Directors, shall employ and discharge all employees, agents and laborers of Gold Kist, and have general supervision and control over all of the activities and business of Gold Kist subject to the orders of the Board of Directors, from time to time.

                                   ARTICLE VI
                                    OFFICERS

  The officers of Gold Kist shall be elected by the Board of Directors at its regular annual meeting and shall be a Chairman of the Board, one or more Vice Chairmen of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer, together with any other administrative officers whom the Board of Directors may see fit in its discretion to provide for by resolution entered upon its minutes. The office of Secretary and Treasurer may be held by one and the same person. No officer need be a member of Gold Kist other than the Chairman of the Board and Vice Chairmen of the Board who shall also be members of the Board of Directors. In addition to electing officers at its annual meeting, the Board of Directors at any other meeting may also elect officers to fill vacancies or elect officers to fill newly added offices. The directors shall, by vote of a majority attending the meeting of the directors, elect each officer from among the nominees for that office. If there are two or more nominees for a position to be filled, then voting for an election of officers shall be by secret ballot.

  The compensation of all officers shall be fixed by the Board of Directors. Each officer shall hold office at the pleasure of the Board of Directors.

  The Board may appoint a Chairman of the Board Emeritus.

                                  ARTICLE VII
                               DUTIES OF OFFICERS

  Section 1. CHAIRMAN OF THE BOARD AND VICE CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside over all meetings of the Board of Directors, the Executive Committee of the Board of Directors and meetings of members and shall perform such duties as may be determined by the Board of Directors. The Vice Chairman of the Board designated by the Board from time to time to perform such duties shall, in the absence or disability of the Chairman of the Board, or at the direction of the Chairman of the Board or the Board of Directors, perform the duties and exercise the powers of the Chairman of the Board.

  Section 2. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall act as Chairman of the Management Executive Committee in the exercise of its general supervision and control capacity as provided in Article V of these By-Laws. He shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence or disability of the President, the Chief Executive Officer shall perform the duties and exercise the powers of the President. The Chief Executive Officer shall perform such other duties as may from time to time be delegated to him by the Board of Directors.

  Section 3. PRESIDENT. The President shall be the chief operating officer of the corporation and shall be a member of the Management Executive Committee. In the absence or disability of the Chief Executive Officer, the President shall perform the duties and exercise the powers of the Chief Executive Officer. The President shall perform such other duties as may from time to time be delegated to him by the Board of Directors.

  Section 4. VICE PRESIDENTS. The Vice President designated by the Board from time to time to perform such duties shall, in the absence or disability of both the Chief Executive Officer and the President, or at the direction of the Management Executive Committee, perform the duties and exercise the powers of the Chief Executive Officer and the President. Vice Presidents shall perform whatever duties and have whatever powers the Board of Directors may from time to time assign.

 Section 5.  SECRETARY AND TREASURER.

  (a) The Secretary shall keep accurate records of acts and proceedings of all meetings of members, directors and committees of directors. He shall have authority to give all notices required by law or by these By-Laws. He shall be custodian of the corporate books, records, contracts and other documents. The Secretary may affix the corporate seal to any lawfully executed documents requiring it and shall sign such instruments as may require his signature. The Secretary shall perform whatever additional duties and have whatever additional powers the

Board of Directors may from time to time assign to him.

  (b) The Treasurer shall be responsible for the custody of all funds and securities belonging to Gold Kist and for the receipt, deposit or disbursements of such funds and securities under the direction of the Board of Directors. The Treasurer shall perform all duties as may be assigned to him from time to time by the Board of Directors.

  Section 6. ASSISTANT SECRETARY AND ASSISTANT TREASURER. The Assistant Secretaries and Assistant Treasurers, if the same exist, shall, in the absence or disability of the Secretary or the Treasurer, respectively, perform the duties and exercise the powers of those offices, and they shall, in general perform such other duties as shall be assigned to them by the Board of Directors. Specifically, an Assistant Secretary may affix the corporate seal to all necessary documents and attest the signature of any officer of the corporation and may give all notices required by law or these By-Laws.

                                  ARTICLE VIII
                     BOARD OF DIRECTORS EXECUTIVE COMMITTEE

  At each annual meeting of the Board of Directors, an Executive Committee of not more than five (5) and not less than three (3) members, including the Chairman of the Board, shall be elected by the Board of Directors from among its members, for a term of one year. The Executive Committee shall have such duties and powers as may from time to time be prescribed by the Board of Directors.

                                   ARTICLE IX
AUDIT

  Section 1. ANNUAL AUDIT. An annual audit shall be made by a Certified Public Accountant, and a copy of such audit shall be filed with the Board of Directors. Each member shall be given each year a summary financial statement based on such audit.

  Section 2. AUDIT COMMITTEE. At each annual meeting of the Board of Directors, an Audit Committee of not more than five (5) and not less than three
(3) members shall be elected by the Board of Directors from among its members, for a term of one (1) year. The Audit Committee shall have such duties and powers as may from time to time be prescribed by the Board of Directors.

                                   ARTICLE X
                                BOOKS AND PAPERS

  The books of Gold Kist and such papers as may be placed on file by vote of the members or directors shall, at all times during business hours, be subject to the inspection of the Board, and of any member of Gold Kist or his representative, duly authorized in writing.

 ARTICLE XI
                               MEETINGS - MEMBERS

  Section 1. ANNUAL MEETINGS. An annual meeting of the members shall be held at a place within the operating area of Gold Kist and on a date as determined by the Board of Directors for the election of directors and the transaction of such other business as may come before the meeting.

  Section 2. SPECIAL MEETINGS. Except where otherwise prescribed by law or elsewhere in these By-Laws, a special meeting of the members may be called at any time by the Board of Directors, and whenever one-tenth of the members shall sign a petition requesting that a meeting of the members be called and stating the specific purpose of such meeting, the Board of Directors shall call a meeting of the members. Each such call shall be in writing and shall state the time, place and purpose of such meeting. No business shall be transacted at a special meeting other than as is stated in the purpose of the call.

  Section 3. NOTICE OF MEETING. Notice of all meetings, annual and special, stating the time, place and purpose, shall be given all members at least ten
(10) days prior to the date thereof by publication in a newspaper of general circulation, published at the principal place of business of Gold Kist, and a copy of such notice shall be published in the Gold member publication so that it will go to each member of Gold Kist at least ten days prior to the date thereof.

  Section 4. QUORUM. At any meeting the members present, in person, or voting by mail, shall constitute a quorum for all purposes except when otherwise provided by law.

  Section 5. NO PROXY. Any member shall be permitted to vote at any meeting, in person, or by mail, but no proxies shall be voted in Gold Kist.

  Section 6. ONE VOTE. Each active member of Gold Kist (whether person, firm, corporation, or cooperative association) shall have only one vote, and the right to such vote shall be evidenced by the issuance of one share of common stock of Gold Kist in the name of such member.


                                  ARTICLE XII
                     GENERAL PROVISIONS CONCERNING MEMBERS

  Section 1. MEMBERS - WHO ELIGIBLE. Any person engaged in the production of farm commodities, including livestock and poultry, and any firm or corporation whose members or stockholders are persons so engaged, including the lessees or tenants, or the lessors or landlords, of land used for such production, provided such lessors or landlords receive all or part of the rental in farm products, and any cooperative association organized under the cooperative marketing laws of this and any other state, is eligible to membership in Gold Kist, except that membership may be denied in the discretion of the Board of Directors on a reasonable basis.

  Section 2. CONDITIONS OF MEMBERSHIP. Any person, firm or corporation, eligible to membership under these By-Laws, may apply for membership in such manner as may be prescribed by the Board of Directors. All members shall subscribe to a marketing and/or purchasing agreement, in a form prescribed by the Board of Directors, or shall sign some other document which by its terms, embodies by reference the marketing and/or purchasing agreement then in effect and on file with the Secretary of Gold Kist. The Board of Directors shall prescribe, from time to time, the general marketing and/or purchasing agreement then in effect, and shall cause one copy thereof to be executed by the President, attested by the Secretary and corporate seal of Gold Kist, to be filed with the Secretary, and to be the general marketing and/or purchasing agreement of Gold Kist until a new one is properly authorized by the Board of Directors, executed by the President as aforesaid, and filed with the Secretary. Gold Kist may have different contracts with its members varying in terms and conditions of the contracts of any member, provided the member assents thereto; and such modification, variation or alteration shall not affect the contracts between Gold Kist and other members, nor shall the consent of other members be necessary to effect such modification or change.

  The Board of Directors may admit as members of Gold Kist any person, firm, or corporation properly qualified under these By-Laws.

  The Board of Directors from time to time by a resolution passed at any regular or special meeting and duly entered on its minutes thereof may provide for a membership fee to be paid by each new member as a condition of admission to membership, and further may provide for fees to be paid annually or from time to time as a continuing condition of membership. Said resolution shall fix the amount of such fees, which may vary between members, and such other terms, conditions and rules with respect thereto, including without limitation the payment, collection and use thereof, as the Board of Directors in its conclusive discretion shall deem proper or necessary.

 A member may withdraw at any time by notifying Gold Kist in writing by certified mail.

  Section 3. CAPITAL STOCK. Gold Kist is organized with capital stock of the amounts, par values, preferences, rights, privileges and restrictions as provided in the Articles of Incorporation for the purpose of serving its members and providing all of its facilities to them upon rules and regulations to be prescribed by the Board of Directors of Gold Kist.

  Section 4. EVIDENCE OF MEMBERSHIP. From and after April 25, 1985, membership in Gold Kist shall be evidenced by the issuance of a share of common stock of Gold Kist in the name of each member. Neither the share of common stock nor the underlying membership right may be assigned by any member to any other person, nor shall a purchaser or other successor to the property of a member be entitled to membership rights, or to become a holder of common stock of Gold Kist, by virtue of such transfer. However, the Board of Directors of Gold Kist may, under certain conditions, consent to an assignment and transfer of such membership right, provided that the assignee or transferee signs a marketing and/or purchasing agreement with Gold Kist, and the assignor or transferor tenders his share of common stock of Gold Kist to

Gold Kist in exchange for a share of common stock issued in the name of the assignee or transferee. The Board may establish reasonable rules and regulations for the transfer of membership rights to the purchaser of a member's land or lease; determine the conditions under which the executor or administrator of a deceased member may continue as a member representing such deceased member; and determine the conditions under which a purchaser at execution sale or any successor by operation of law shall succeed to membership rights.

  Section 5. TERMINATION OF MEMBERSHIP. If the Management Executive Committee shall find that a member has ceased to qualify for membership, the right of such member to a vote or voice in the affairs of Gold Kist shall be suspended upon sending written notice of such determination to such member, and the membership of such member shall be terminated automatically thirty days after the sending of such notice unless such member requests a hearing by the Board of Directors. The action of the Board of Directors after a hearing shall be final with respect to such termination.

  If any member shall cease, fail, neglect, or refuse for any reason whatsoever to abide by the terms of his marketing and/or purchasing agreement, then the Board of Directors (or officers acting in accordance with the direction of the Board of Directors) may cancel his marketing and/or purchasing agreement, and/or his membership, and/or repurchase his share of common stock of Gold Kist evidencing such membership, and, if it chooses, expel him from membership in Gold Kist.

  The expulsion of any member or the cancellation of his marketing and/or purchasing agreement or any penalty imposed upon him for the breach of any of these By-Laws shall be separate from, and in addition to, the provisions which may be included in the marketing and/or purchasing agreements in reference to liquidated damages, or other remedies. It is expressly understood that Gold Kist may exercise any rights whatsoever under the said marketing and/or purchasing agreement for a breach of such agreements, and in addition impose any penalty or liquidated damages set forth in these By-Laws for the express violation of a By-Law.

  The expulsion of any member shall not operate to release any other member from his contract with Gold Kist and shall not affect in any way the contracts of the remaining members of Gold Kist.

  If a member fails to deliver farm products to or purchase supplies from Gold Kist for a period of one fiscal year, such member shall be deemed inactive and shall remain on the inactive list until such time as such member shall again deliver farm products to or purchase supplies from Gold Kist; provided, however, if at the close of any fiscal year such member shall have no property rights shown by the books and records of Gold Kist, the membership of such member shall automatically terminate at the end of such fiscal year and Gold Kist shall repurchase such member's share of common stock. So long as any member is on the inactive list, that member shall not be entitled to a vote or voice in the affairs of Gold Kist.

  Upon final termination of membership for any reason, Gold Kist shall repurchase the member's share of common stock in the manner provided in these By-Laws.

  Section 6. PROPERTY RIGHTS. The property rights and interest of all members in Gold Kist shall be in accordance with the Patronage Dividend certificates, allocated reserves and Nonqualified Notices of such members, all as shown by the books and records of Gold Kist, and as evidenced by shares of common stock of Gold Kist.

  The property rights of a member in Gold Kist are non-assignable and non-transferable; however, they shall upon the death of a member be succeeded to by his estate; and during the lifetime of a member he may, with the consent of the Board of Directors, assign and transfer his said property rights on such conditions as the Board of Directors shall determine.

  In the event any member shall cease to be a member, he shall nevertheless retain his property rights hereunder and shall be entitled to receive payment thereof at the same time and to the same extent as would have been the case had he remained a member. If after termination of his membership, any person shall demand payment of his property rights, and in the event the laws of the State of Georgia require the payment of such property rights to such former member, the then present value of said property rights shall be determined by the Board of Directors after due allowance for the probable due date to members and the risk of losses occurring before such probable due date.

 Section 7.  DISPUTES BETWEEN GOLD KIST AND MEMBERS: REMEDIES.

  a) Arbitration.  Gold Kist and members will submit to binding arbitration all
     -----------
disputes between the parties, whether governed by federal, state, or international contract law, tort law, statute, or treaty, and irrespective of the form of relief sought, relating to or arising out of matters of a type declared by Gold Kist's Board of Directors before the dispute arises to be of a type covered by Gold Kist's arbitration policy. All such arbitrations shall be according to rules and procedures adopted from time to time by Gold Kist's Board of Directors.

  (b) Remedies.  In no event will punitive or exemplary damages be claimed by or
      --------
awarded to either party, whether in arbitration, in court proceedings, or otherwise. Except for punitive or exemplary damages which are excluded, the arbitrator(s) may determine remedies as provided in the policies adopted by the Board of Directors.

Section 8. MEMBERS' CHARITABLE FOUNDATION. Gold Kist has formed Gold Kist Foundation, Inc. ("Foundation"), as a members' charitable foundation for engaging in charitable activities associated with Gold Kist or its members. By becoming a member of Gold Kist, a member agrees and directs that any amounts represented by checks (or other evidences of payment, including electronic transfers) issued by Gold Kist to such members but uncashed or unclaimed for four years or more after the same were issued shall be transferred by Gold Kist to the Foundation as a charitable contribution by such members. By failing to claim such amounts for four years or more, a member has expressed its intention to make the foregoing charitable contributions. Such checks or other evidences of payment may be issued to members in payment of Patronage Dividends, grower payments, principal or interest on any debt or other obligation of Gold Kist, or in redemption of Patronage Dividend Certificates, allocated reserves, Nonqualified Notices, common stock of Gold Kist or any other equity of Gold Kist. Pursuant to this By-Law provision, the Foundation is hereby granted the right to demand and to receive the charitable contributions required hereunder, provided that the Foundation must indemnify Gold Kist from and against any obligations to any such members or to any other person, including any governmental entity, with respect to the amounts contributed to the Foundation pursuant to this By-Law provision.

                                  Article XIII
                                BORROWING MONEY

  Gold Kist shall have the power, by affirmative vote of a majority of its directors in attendance at any meeting at which a quorum is present, to borrow money for any corporate purposes on open account, or on the promissory note of the corporation, unsecured, or secured by any assets of Gold Kist or any property of members in its possession, or upon any accounts thereof, or any property not yet distributed to the members in such amounts and upon such terms and conditions as may from time to time seem to the Board of Directors advisable or necessary.

                                  ARTICLE XIV
                              MARKETING AND POOLS

  The Board of Directors of Gold Kist, in its conclusive discretion, shall have the right and power to provide pools and/or other services through which the members of Gold Kist may sell their farm products or purchase their supplies; and shall, from time to time, have the right to make such rules and regulations as it may deem proper, governing all of said pools, options, and purchases, and to allocate expenses as it may in its conclusive discretion deem equitable. If any such pools and/or other services are not provided for in the written marketing and/or purchasing agreement, the Board of Directors may, nevertheless, provide for the same by a resolution passed at any regular or special meeting and duly entered upon its minutes thereof. The members agree to observe all such rules and regulations and to be bound thereby, and the failure to do so shall be grounds for expulsion from membership.

                                   ARTICLE XV
                                     SEAL

  The seal of Gold Kist shall contain these words "Gold Kist Inc."; said seal shall be in a circular form, and in the center of the circle shall be the word "SEAL."


                                  ARTICLE XVI
                              LIABILITY OF MEMBERS

  Except for debts lawfully contracted between him and Gold Kist, no member shall be liable for the debts of Gold Kist.

                                  ARTICLE XVII
                    COOPERATIVE OPERATION; PATRONS' EQUITIES

  Section 1. DEFINITIONS. For purposes of this Article XVII, the following terms shall have the following meanings.

  (a) The term "patronage" shall refer to any and every transaction involving Gold Kist and a person who, at the time of the transaction, is a member, except such transactions as are conducted pursuant to agreements providing to the contrary.

  (b) The term "Patron" shall refer to each member or former member but only to the extent said member or former member participates or has participated in patronage transactions.

  (c)   The term "Patronage Dividend" shall mean any distribution required by
Section 5 of this Article XVII.

  (d) The term "Additional Patronage Distribution" shall mean any distribution authorized by Section 11 of this Article XVII.

  (e) The term "Dividend" shall refer to distributions (other than Additional Patronage Distributions; redemptions of Patronage Dividend certificates, written notices of allocated reserves and Nonqualified Notices; and distributions of deferred patronage refunds) treated as dividends for purposes of federal income taxation, and shall not include Patronage Dividends.

  (f) The term "Patronage Earnings" for any fiscal year shall mean earnings for such year from business done with or for Patrons computed as provided in
Section 4 of this Article XVII.

  (g) The term "Patronage Margins" for any fiscal year shall mean the net income of Gold Kist for such year from business done with or for Patrons, computed in accordance with the principles applied in preparation of Gold Kist's federal income tax return for such year, having due regard for net operating loss carryforwards employed and allowable for federal income tax purposes, and without reduction for Patronage Dividends or income taxes required for such year, redemptions of Nonqualified Notices deductible for such year, or Dividends paid in such year.

  (h) The term "Total Margins" for any fiscal year shall mean the net income of Gold Kist for such year from all sources computed in accordance with principles applied in preparation of Gold Kist's federal income tax return for such year, having due regard for net operating loss carryforwards employed and allowable for federal income tax purposes, and without reduction for Patronage Dividends or income taxes required for such year, redemptions of Nonqualified Notices deductible for such year, or Dividends paid in such year.

  (i) The term "Common Stock Certificate" shall refer to a certificate representing one share of $1 par value common stock of Gold Kist which share evidences membership, $1 of allocated reserves and an active member's right to vote.

  Section 2. COOPERATIVE OPERATION. Gold Kist shall operate on a cooperative basis. To this end, as soon as practicable after the close of each fiscal year, and in any event within eight and one-half months after the close of such year, Gold Kist shall determine the Patronage Earnings for such year and shall distribute all of such Patronage Earnings to Patrons on the basis of their respective patronage with the corporation during such year. The Board of Directors of Gold Kist, in its sole discretion, shall determine the form of each such distribution of Patronage Earnings, provided however that the form of each distribution shall be uniform with respect to all Patrons entitled to participate therein. In distributing all of such Patronage Earnings, the Board of Directors shall allocate all or part of each such distribution into the following forms of written notice of allocation as the same is defined for purposes of Subchapter T of the Internal Revenue Code of 1954, as amended from time to time, or any successor provisions thereto:

  (a) Nonqualified written notice of allocation. Less than twenty percent (20%) thereof shall be made in cash or by qualified check (as the same is defined for purposes of Subchapter T of the Internal Revenue Code of 1954, as amended from time to time, or any successor provisions thereto), with the remainder thereof to be made in Nonqualified Notices, as defined hereinafter.

  (b) Qualified written notice of allocation. Twenty percent (20%) or more thereof shall be made in cash or by qualified check (as the same is defined for purposes of Subchapter T of the Internal Revenue Code of 1954, as amended from time to time, or any successor provisions thereto) with the remainder thereof to be made in the form of Patronage Dividend Certificates, as defined hereinafter, or in the form of allocated reserves, as defined hereinafter, or in any combination of Patronage Dividend Certificates or allocated reserves. In addition, Gold Kist shall also be authorized to issue per-unit retain certificates (as the same are defined for purposes of Subchapter T of the Internal Revenue Code of 1954, as amended from time to time, or any successor provisions thereto) to Patrons.

  Section 3. TAX CONSENT. Each Patron, by virtue of his membership in Gold Kist, consents to take into account in the manner provided in Section 1385(a) of the Internal Revenue Code of 1954, as amended from time to time, or any successor provisions thereto (and hence generally to include in his gross income) for the taxable year in which received by him the stated dollar amount of any Patronage Dividend Certificate or of allocated reserves or per-unit retain certificates issued to him pursuant to Subsection 2(b) of this Article
XVII. The consent hereby given shall survive termination of the Patron's membership.

  Section 4. COMPUTATION OF PATRONAGE EARNINGS. Patronage Earnings for any fiscal year shall equal Patronage Margins for such fiscal year less:

 (a) the excess, if any, of Patronage Margins over Total Margins for such year;

 (b) a proportion of all Dividends paid in such year, to the extent authorized prior to such fiscal year for payment in such year, said proportion being the fraction (not greater than 1) with numerator equal to such Patronage Margins and denominator equal to such Total Margins;

 (c) an amount equal to any income tax liabilities of Gold Kist for such year to the extent such liabilities result from the inclusion in taxable income of
 (i) the amount specified in subparagraph (b) and (ii) the amount specified in this subparagraph (c); and

 (d) all membership and annual fees paid by members, to the extent that such fees affect the computation of Patronage Margins.

  Section 5. DISTRIBUTION OF PATRONAGE DIVIDENDS. Upon determining the amount of Patronage Earnings in any fiscal year, said amount shall be allocated among the several operations of Gold Kist or one or more groups of such operations as the Board of Directors may reasonably determine to be appropriate in light of each operation's or group's contribution thereto, and the amounts so allocated shall then be distributed to the Patrons of such operations or groups on a patronage basis employing for this purpose as a measure of patronage either dollar value or units, as the Board of Directors may reasonably determine to be appropriate in each case. In each fiscal year in which Patronage Earnings are so allocated, Gold Kist shall provide to its Patrons, within the time permitted by applicable law, notice in such form and content as shall from time to time be required by law in connection therewith.

  Section 6. PATRONAGE DIVIDEND CERTIFICATES. Patronage Dividends distributed pursuant to Subsection 2(b) may be distributed as the Board of Directors shall determine in the form of certificates payable on demand or having fixed maturity dates, or revolving fund certificates. Such certificates may contain such other terms and conditions not inconsistent herewith as may be prescribed from time to time by the Board of Directors of Gold Kist. Revolving fund certificates shall be issued in annual series, each certificate in each series upon its face being identified by the year in which it is issued; and each series shall be redeemed at the stated dollar amounts fully or on a pro rata basis, only at the discretion of the Board of Directors of Gold Kist, in the order of issuance by years (including all such certificates as may have been issued irrespective of the purpose or consideration for which issued) as funds are available for that purpose. Patronage Dividend certificates shall bear such rates of interest and only such rates of interest as the Board of Directors of Gold Kist in its sole discretion may from time to time prescribe without any obligation on the part of the Board of Directors of Gold Kist to pay interest on such certificates. A record of all holders of Patronage Dividend certificates shall be kept and maintained by Gold Kist. Such certificates shall be transferable only on the books of Gold Kist after the approval of a majority of the Directors of Gold Kist present at the meeting at which the transfer of such certificates is considered and no transfer of certificates shall be binding upon Gold Kist unless so transferred.

  Section 7. ALLOCATED RESERVES. (a) Patronage Dividends distributed pursuant to Subsection 2(b) may be made in the form of allocated reserves with respect to which a share of common stock of the corporation shall be issued and/or a written notice of allocated reserves shall be given to Patrons. Each share of common stock shall represent $1 of allocated reserves. Each such written notice of allocated reserves shall inform the Patron of the dollar amount allocated to him. Such written notices of allocated reserves may be redeemed at their stated dollar amount in the same manner as provided in Section 6 of this Article XVII with respect to revolving fund certificates.

  (b) From and after April 25, 1985, the marketing and/or purchasing agreement with each member with an allocated reserve shall be amended, by virtue of this subsection (b), to include the agreement to purchase a share of common stock of Gold Kist by payment of $1 of such member's allocated reserve to Gold Kist. On such date, the books and records of Gold Kist shall be amended to reflect that $1 of allocated reserve of such member has been used as payment for a share of common stock, and appropriate entries shall be made in the Gold Kist stock books or records to reflect the issuance of a share of common stock in the name of such member. If such member is an active member of Gold Kist, Gold Kist shall deliver a Common Stock Certificate to such member together with a notice that his earlier prior written notice of allocated reserve has been reduced by $1.
If such member is an inactive member of Gold Kist, Gold Kist shall not be required to deliver a Common Stock Certificate to such member until the member shall become active, or shall request delivery of a Common Stock Certificate by written notice to Gold Kist, at which time Gold Kist shall deliver a Common Stock Certificate to the member, together with a notice that his earliest prior written notice of allocation has been reduced by $1.

  (c) From and after April 25, 1985, appropriate entries shall be made in the Gold Kist stock books or records to reflect the issuance of a share of common stock in the name of each member with no allocated reserve as of such date, and in the name of each new member following such date, and each such member's marketing and/or purchasing agreement, by virtue of this Section 7(c), shall be amended to the extent necessary to include therin the promise to purchase and to pay for such share of common stock. Such promise shall be satisfied by allocation of such member's first $1 of allocated reserve thereafter received as a distribution of Patronage Earnings. A Common Stock Certificate shall be held by Gold Kist as security for such promise to pay until payment is made as provided above, but such retention of securities shall not affect the member's right to vote.

  (d) The share of common stock issued to each member with an allocated reserve shall at all times represent $1 of the earliest allocated reserve outstanding of such member at any time, and the books and records of Gold Kist shall be appropriately amended from time to time to reflect the above. Each such member with an allocated reserve as of April 25, 1985, is hereby notified that as of such date the books and records of Gold Kist have been amended to reflect that his earliest prior written notice of allocation has been reduced by $1, and pursuant to this notice, such written notice of allocation is hereby reduced by $1, and the same $1 shall be represented by the share of common stock issued in the name of such member. Upon each subsequent amendment of the books and records of Gold Kist, the member shall receive a written notice of the restoration or reduction of prior written notices of allocated reserves represented by the member's share of common stock.

  (e) The repurchase of a share of common stock as provided in these By-Laws shall be accomplished by the amendment of the books and records of Gold Kist to restore the $1 of allocated reserve represented by the common stock. Furthermore, Gold Kist shall send a notice of repurchase to such member stating that the member's earliest prior written notice of allocation has been restored to its full value and requesting that the member tender his Common Stock Certificate to Gold Kist within 60 days of the date of such notice. In the event that such member does not tender the Common Stock Certificate to Gold Kist within 60 days of such notice, the Common Stock Certificate shall be deemed to have been repurchased and cancelled, and the share of common stock represented by such certificate shall no longer be outstanding.

  Section 8. NONQUALIFIED NOTICES. Patronage Dividends distributed pursuant to Subsection 2(a) may be made in the form of Nonqualified Notices. Each Nonqualified Notice shall inform the Patron of the dollar amount allocated to him and the fact that it is designated as and is a nonqualified written notice of allocation (as the same is defined for purposes of Subchapter T of the Internal Revenue Code of 1954, as amended from time to time, or any successor provisions thereto). Nonqualified Notices shall be issued in annual series with each such notice being identified on its face by the year in which it is issued.

Nonqualified Notices may be redeemed at their stated dollar amount in the same manner as provided in Section 6 of this Article XVII with respect to revolving fund certificates.

  Section 9. INDIVIDUAL REDEMPTIONS. Notwithstanding the provisions regarding priority of payment with respect to the oldest outstanding revolving fund certificates, written notices of allocated reserves, Nonqualified Notices or deferred patronage refunds, the Board of Directors may authorize redemption, in individual cases, of such certificates and notices, and distribution of such refunds, and may further authorize redemption, in individual cases, of demand or maturity Patronage Dividend certificates at any time.

  Section 10. SUBORDINATION OF PATRONAGE DIVIDENDS. Unless Gold Kist has been declared insolvent, the Board of Directors, in its sole discretion, shall determine the allocation of available funds and the priority of redemption, retirement or payment of any of the forms of Patronage Dividends described in Sections 6, 7 and 8 of this Article XVII. In the event Gold Kist has been declared insolvent, Patronage Dividends shall be redeemed, retired or paid in accordance with the priority provisions contained in Article XIX hereof.

  Section 11. ADDITIONAL PATRONAGE DISTRIBUTIONS. At any time and from time to time the Board of Directors shall be authorized to distribute assets of Gold Kist to holders, at the time of such distribution, of Patronage Dividend certificates, written notices of allocated reserves and Nonqualified Notices, each such distribution to be based on the respective such holdings of each distributee. The Board of Directors shall be further authorized to distribute assets of Gold Kist, at any time when no such holders exist, to the members of the Association at that time on the basis of such members' respective patronage throughout the current year (to the date specified in the declaration of the distribution) and the immediately preceding five fiscal years.

  Section 12. LOSSES. In the event of a loss to Gold Kist from any cause whatsoever, there shall be no obligation on the part of any Patron or Patrons or member or members of Gold Kist to contribute property to, or to forfeit an interest in or claim against Gold Kist in respect thereof, nor shall any Patron or member be liable for any debt of Gold Kist, except to the extent otherwise provided by separate agreements of individual Patrons or members.

  Section 13. DE MINIMUS REDEMPTIONS. Notwithstanding the order of redemption for Patronage Dividends as set forth in Sections 6, 7, and 8 of this Article XVII, for Patrons with small aggregate amounts of Patronage Dividends (as determined by the Board of Directors, but not exceeding $100.00 per Patron), the Board of Directors may cause the entire aggregate amounts of such Patrons' Patronage Dividends to be redeemed even though other Patronage Dividends for earlier years might not be redeemed.

                                 ARTICLE XVIII
                                     STOCK

  Section 1. CERTIFICATES. Every holder of stock in Gold Kist shall be entitled to have issued a certificate certifying the number of shares owned by such holder in Gold Kist. Each certificate shall be signed by or in the name of Gold Kist by the President or Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary of Gold Kist and may be sealed with the seal of Gold Kist or a facsimile thereof. Signatures of such officers upon any preferred stock certificate may be facsimile if the certificate is countersigned by a transfer agent or registered by a registrar other than Gold Kist or an employee of Gold Kist. Signatures of such officers upon a common stock certificate may be facsimile, with no requirement of countersignature by a transfer agent or registration by a registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by Gold Kist with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

  Section 2. LOST, DESTROYED OR STOLEN STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. Gold Kist may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, destroyed or stolen, and Gold Kist may require the owner of the lost, destroyed or stolen certificate, or such owner's legal representative, to give Gold Kist a bond sufficient to indemnify it against any claim that may have been made against it on account of the alleged loss, destruction or theft of any certificate or the issuance of such new certificate.

                                  ARTICLE XIX
                                  DISSOLUTION

  Upon the dissolution, liquidation or winding up of Gold Kist in any manner, all debts (including non-maturity preferred certificates of interest) other than those evidenced by Patronage Dividend certificates shall first be paid in full. Thereafter all issued and outstanding shares of preferred stock shall be redeemed by payment of the amount per share specified in the Articles of Incorporation of Gold Kist, along with any dividends thereon accrued or in arrears.

Thereafter all outstanding Patronage Dividend certificates payable on demand or having a fixed maturity date shall be redeemed at their stated dollar amounts in full or on a pro-rata basis without priority. Thereafter all outstanding revolving fund certificates shall be redeemed at their stated dollar amounts in full or on a pro-rata basis without priority. Thereafter all outstanding written notices of allocated reserves, including allocated reserves represented by shares of common stock, shall be redeemed at their stated dollar amounts in like manner. Thereafter all outstanding Nonqualified Notices shall be redeemed at their stated dollar amounts. Any amounts remaining after such payments shall be distributed in the manner provided in Section 11 of Article XVII.

  In the event that Gold Kist by resolution duly adopted by its Board of Directors shall at any time determine to transfer the property and assets of Gold Kist to a successor association and shall designate such association as such successor, the transfer of said property and assets by this Association to such successor shall not be considered a dissolution or liquidation within the meaning of this Article. Such successor association may be formed or exist under state or federal laws, provided only that it shall be in substance a farmers' cooperative marketing or purchasing association, and such designation thereof as successor association may take place through the formation of another association for the express purpose of succeeding to the property and assets of this association, or through the recognition of another existing association as successor association, or through merger, consolidation, or any corporate reorganization. In any event, however, the property rights and interests of the members of Gold Kist and/or their voting powers and rights shall be recognized and preserved in some equitable manner in such successor association.

                                   ARTICLE XX
                                INDEMNIFICATION

Each person who is or was a director or officer of Gold Kist and each person who at Gold Kist's request is serving or has served as an officer or director of another corporation, partnership, joint venture, trust, or other enterprise (hereinafter referred to individually as the "Indemnitee") shall be indemnified by Gold Kist to the full extent described in Sections 14-2-156(a) through (e) of the Georgia Business Corporation Code, as amended from time to time, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement, and other liabilities actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit, or proceeding (whether based on facts and circumstances now existing or hereafter arising) in which the Indemnitee may be involved by reason of his being or having been a director or officer of Gold Kist or of such other enterprise. Such indemnification shall be made in accordance with the laws of the State of Georgia and subject to the conditions prescribed therein, including without limitation, any condition that the Indemnitee have met applicable standards of conduct. In addition to the indemnification described above, Gold Kist, at the discretion of its disinterested directors, may indemnify the Indemnitee against amounts paid in settlement of any threatened or pending action, suit or proceeding by or in the right of Gold Kist to secure a judgment in its favor, subject to the same conditions set forth in Sections 14-2-156(b) and (d) of the Georgia Business Corporation Code, as amended from time to time, with respect to expenses incurred by him in connection with such an action, suit or proceeding, and subject to any limitations set forth in Section 14-2-156(f) of the Georgia Business Corporation Code, as amended from time to time. In keeping with and not in limitation of the foregoing, the attorneys of Gold Kist who are officers of the company shall be indemnified by Gold Kist against any expenses and other liabilities incurred by them in connection with their rendering of legal opinions or providing other services as counsel to Gold Kist or its subsidiaries or affiliated companies. Gold Kist may purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against him whether or not Gold Kist would have the power to indemnify the Indemnitee against such liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, by membership action or by insurance carrier, Gold Kist shall provide notice of such payment to the members in accordance with the provisions of the laws of the State of Georgia.

                                  ARTICLE XXI
                                   AMENDMENTS

  A majority vote of a quorum of the members attending a meeting of which notice shall have been given, shall be sufficient to adopt or amend the By-Laws of Gold Kist.



3966